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                                                                     EXHIBIT 2.3

                             SUBSCRIPTION AGREEMENT

     This Subscription Agreement (the "Agreement"), dated as of November 3, 1997, is entered into by and between Wyndham Hotel Corporation, a Delaware corporation ("Wyndham") and Patriot American Hospitality Operating Company, a Delaware corporation ("OPCO").


                              W I T N E S S E T H:
                              -------------------

     WHEREAS, the shares of common stock, par value $.01 per share, of OPCO (the "OPCO Stock") and the shares of common stock, par value $.01 per share (the "Patriot Stock"), of Patriot American Hospitality, Inc., a Delaware corporation ("Patriot"), are paired and trade as a single unit on the New York Stock Exchange (the "Paired Shares") in accordance with that certain Pairing Agreement, dated as of February 17, 1983, as amended, between Patriot and OPCO (the "Pairing Agreement"); and

     WHEREAS, Wyndham and Patriot American Hospitality, Inc., a Virginia corporation ("Old Patriot") and predecessor by merger to Patriot, entered into an Agreement and Plan of Merger dated as of April 14, 1997, which Merger Agreement was ratified on July 24, 1997 by Patriot and OPCO and amended on November 3, 1997 pursuant to Amendment No. 1 to Agreement and Plan of Merger between Patriot, OPCO and Wyndham (collectively, the "Merger Agreement"); and

     WHEREAS, the Merger Agreement provides for the merger of Wyndham with and into Patriot (the "Merger") with Patriot being the surviving corporation, and provides that Wyndham's stockholders will be entitled to receive Paired Shares pursuant to the terms and subject to the conditions set forth therein; and

     WHEREAS, to maintain the paired share structure of Patriot and OPCO and to comply with the Pairing Agreement, Wyndham wishes to contract for the issuance to its stockholders as part of the Paired Shares to be issued to Wyndham stockholders pursuant to the Merger, of, and OPCO wishes to issue, an aggregate number of whole shares of OPCO Stock (each an "Issuable Share" and collectively the "Issuable Shares") that will be equal to, and paired with, the number of whole shares of Patriot Stock to be issued to the Wyndham stockholders pursuant to the Merger, upon the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, to effect a distribution to the stockholders of Wyndham, Wyndham and Patriot desire to have OPCO issue the Issuable Shares directly to the stockholders of Wyndham.
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     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree as follows:

     1.   Issuance of Shares.
          ------------------

          (a) Subject to the satisfaction or waiver of the conditions set forth in Article 9 of the Merger Agreement, Wyndham hereby agrees to pay or deliver to OPCO, immediately prior to the consummation of the Merger, the aggregate Purchase Price (as defined below) for the Issuable Shares. Subject to the satisfaction or waiver of the conditions set forth in Article 9 of the Merger Agreement, OPCO hereby agrees to issue the Issuable Shares directly to the stockholders of Wyndham (the "Designees") in accordance with Sections 1(b) and 2 below; provided, that upon such issuance of Issuable Shares to any Designee
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there is a simultaneous issuance of an equivalent number of shares of Patriot
Stock to such Designee in compliance with the provisions of the Pairing Agreement. The purchase price (the "Purchase Price") for the Issuable Shares shall be paid by Wyndham in cash or property and per Issuable Share shall be equal to, or in the case of property have a value of, the product of (x) the Fair Market Value (as hereinafter defined) of a Paired Share, multiplied by (y) the relative value of a share of OPCO Stock as compared to a share of Patriot Stock, which relative value shall be equal to five percent (5%), unless and until a different value is agreed to by mutual consent of Patriot and OPCO in accordance with the terms of the Pairing Agreement. For purposes of this Agreement, the term "Fair Market Value" shall mean the average closing price of a Paired Share on the New York Stock Exchange over the four (4) trading days immediately preceding the Closing Date.

          (b) The parties hereto acknowledge and agree that the Issuable Shares will be issued directly to the stockholders of Wyndham in connection with the Merger and will be paired with the Patriot Stock issued in the Merger and neither Wyndham nor Patriot will at any time become a stockholder of OPCO or have any right to receive OPCO Stock.

     2.   Payment and Issuance of Issuable Shares.
          ---------------------------------------

          (a) Subject to the terms and conditions of this Agreement and subject to the satisfaction or waiver of the conditions set forth in Article 9 of the Merger Agreement, Wyndham shall, immediately prior to the consummation of the Merger, cause to be paid to OPCO the aggregate Purchase Price for the Issuable Shares by check or wire transfer in immediately available funds, if payment is to be made in cash, or delivered to OPCO as evidenced by appropriate documentation conveying title to OPCO, if payment is to be made by delivering property. Simultaneously with the payment or delivery of the aggregate Purchase Price, the Designees shall be identified as the recipients of the Issuable Shares.

          (b) Immediately following payment or delivery of the aggregate Purchase Price and the identification of the Designees pursuant to clause (a) above, OPCO shall cause the Issuable Shares to be deposited with the Exchange Agent pursuant to and in accordance

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

with Section 5.4(a) of the Merger Agreement for issuance in accordance with
Article 5 of the Merger Agreement.

          (c) No fractional Issuable Shares will be issued to any Designee hereunder. In lieu thereof, payment, if any, will be made pursuant to, and in accordance with, Section 5.4(e) of the Merger Agreement.

     3.   Authorization and Reservation.  OPCO shall take all actions necessary
          -----------------------------
to authorize and reserve for issuance the Issuable Shares pursuant to this Agreement.

     4.   Representations and Warranties of OPCO.  OPCO hereby represents and
          --------------------------------------
warrants to Wyndham as follows:

          (a) OPCO has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by OPCO have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of OPCO are necessary to authorize this Agreement or to consummate the transactions hereunder. This Agreement has been duly and validly executed and delivered by OPCO and, assuming the due authorization, execution and delivery hereof by Wyndham, constitutes the legal, valid and binding obligation of OPCO, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

          (b) The Issuable Shares, when issued, sold and delivered in accordance with this Agreement, will be validly issued, outstanding, fully paid and nonassessable, and free and clear of any and all liens, pledges, encumbrances, charges or claims created by OPCO, and not subject to preemptive or any other similar rights.

          (c) The execution and delivery of this Agreement by OPCO does not, and the performance of its obligations hereunder and the consummation of the subscription by it will not, (A) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of OPCO or any of its subsidiaries, (B) conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, the Pairing Agreement as amended in accordance with the terms thereof, (C) subject to the making of the filings and obtaining the approvals identified herein or in the Merger Agreement, conflict with or violate any Laws applicable to OPCO or any of its subsidiaries or by which any property or asset of OPCO or any of its subsidiaries is bound or affected, or
(D) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or modification in a manner materially adverse to OPCO or its subsidiaries of any material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a

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

lien or other encumbrance on any property or asset of OPCO or any of its subsidiaries pursuant to, any contract to which OPCO or any of its subsidiaries is a party or by which OPCO or any of its subsidiaries or any property or asset of OPCO or any subsidiary is bound or affected, except, in the case of clauses
(C) and (D) for any such conflicts or violations which would not prevent or delay in any material respect consummation of the Merger, or otherwise, individually or in the aggregate, prevent OPCO from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a New Patriot Material Adverse Effect.

          (d) The execution and delivery of this Agreement by OPCO does not, and the performance of its obligations hereunder and the consummation of the subscription by it will not, other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority could not reasonably be expected to have a New Patriot Material Adverse Effect.

     5.   Representations and Warranties of Wyndham.  Wyndham hereby represents
          -----------------------------------------
and warrants to OPCO as follows:

          (a) Wyndham has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Wyndham and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary action and no other proceedings on the part of Wyndham are necessary to authorize this Agreement or to consummate the transactions hereunder. This Agreement has been duly and validly executed and delivered by Wyndham and, assuming the due authorization, execution and delivery hereof by OPCO, constitutes the legal, valid and binding obligation of Wyndham, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

          (b) The execution and delivery by Wyndham of this Agreement does not, and the consummation by Wyndham of the transactions contemplated hereby will not, violate any provision of, or result in a breach, default or acceleration of any obligation under any contract, agreement or other instrument to which Wyndham is a party or by which Wyndham is bound.

     6.   Termination.  This Agreement shall terminate effective upon
          -----------
termination of the Merger Agreement pursuant to Section 10.1 thereof.

     7.   Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware.

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

     8.   Assignment; Binding Effect; Benefit.  This Agreement shall be binding
          -----------------------------------
upon, and inure to the benefit of, the parties hereto and their respective successors. This Agreement may not be assigned by either party without prior written consent of the other party; provided, however, that Wyndham may assign
                                    --------  -------
its rights and obligations hereunder to an affiliate of Wyndham, provided that
(i) such affiliate agrees to be bound hereby, (ii) Wyndham remains liable hereunder, and (iii) such assignment does not adversely effect the Transactions from the perspective of the other parties.

     9.   Severability.  Any term or provision of this Agreement which is
          ------------
invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

     11.  Capitalized Terms.  Capitalized terms used herein without definition
          -----------------
shall have the respective meanings ascribed to such terms in the Merger
Agreement

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

     IN WITNESS WHEREOF the parties hereto have executed this Subscription Agreement as of the date first set forth above.



                                 PATRIOT AMERICAN HOSPITALITY
                                 OPERATING COMPANY



                                 By: /s/ Rex E. Stewart
                                    -----------------------------------
                                    Name:  Rex E. Stewart
                                    Title: Chief Financial Officer


                                 WYNDHAM HOTEL CORPORATION



                                 By: /s/ Anne L. Raymond
                                    -----------------------------------
                                    Name:  Anne L. Raymond
                                    Title: Executive Vice President

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